ACTIVESHARES® ANNEX
This Annex is attached to, and shall be governed by the Authorized Participant Agreement between the Participant, the Trust, the Transfer Agent, and the Distributor dated [ ], 2020 (the “AP Agreement). This Annex sets forth certain regulatory, procedural, and/or operational requirements unique, and only applicable to, funds operating pursuant to the exemptive order issued by the United States Securities and Exchange Commission (“SEC”) to American Century ETF Trust et. al, Investment Company Act Release Nos. 33590 (August 14, 2019) (notice) and 33620 (September 10, 2019) (order), which incorporates the terms and conditions of an exemptive order issued to Precidian ETFs Trust et al., Investment Company Act Release Nos. 33440 (April 8, 2019) (notice), 33477 (May 20, 2019) (order) and the exemptive order, dated [    ], 2020, issued by the SEC’s Division of Trading and Markets, pursuant to delegated authority, to the American Century ETF Trust and certain other parties under the Securities Exchange Act of 1934 (Securities Exchange Act order) (together, the “ActiveShares® Order”), and thus augments the description contained in the AP Agreement. All capitalized terms used herein, unless otherwise defined, have the same meaning as used in the AP Agreement or the applicable Fund’s Prospectus as it may be supplemented or amended from time to time (including the Statement of Additional Information) and the ActiveShares® Order.
The parties hereby agree as follows:

1.	Background.
This Annex sets forth certain regulatory, procedural, and/or operational requirements with respect to the purchase and redemption of Creation Units of Shares of those Funds of the Trust subject to, and governed by, the ActiveShares® Order (“Non-Transparent Shares”) in addition to those already set forth in the AP Agreement. The additional requirements and procedures set forth herein remain subject to the applicable Fund’s Prospectus (including the Statement of Additional Information) and the ActiveShares® Order, including any requirements with respect to the proper form of Orders and the timing of delivery of cash or securities to the Trust. To the extent that the terms and conditions of this Annex conflict (i) with the terms of the Prospectus or the ActiveShares® Order, as applicable, the terms of the Prospectus or ActiveShares® Order, as applicable, control, or (ii) with the terms of the Authorized Participant Agreement with regard to Orders of Non-Transparent Shares, the terms of the Annex shall control with respect to transactions of Non-Transparent Shares.

2.	Status of the Participant

With respect to its activities in connection with transactions of the Non-Transparent Shares, the Participant hereby represents and warrants that it has entered into, and shall maintain, for as long as it transacts in Non-Transparent Shares, one or more Confidential Account Agreement(s) with one or more AP Representative(s) approved by the Trust, to serve as its agent to purchase and deliver Deposit Securities and accept and sell Redemption Securities in connection with Purchase Orders and/or Redemption Orders of Non-Transparent Shares.

3.	Creation and Redemption Orders of Non-Transparent Shares

With respect to its activities in connection with transactions of the Non-Transparent Shares, the Participant acknowledges and agrees that for the duration of this Annex:

(i)
It will purchase and/or redeem Non-Transparent Shares of a Fund from the applicable Fund on a cash or partial or full in-kind basis, as specified by the applicable Fund, and in its sole discretion, in accordance with the terms of the ActiveShares® Order and such Fund’s Prospectus, in aggregations of Non-Transparent Shares constituting a Creation Unit;

(ii)
The Purchase Basket and Redemption Basket, along with whether Purchase Orders and Redemption Orders for such Business Day shall be effected on a cash or partial or full in-kind basis, shall be published in accordance with the applicable Fund’s Prospectus subject to any other applicable regulatory restrictions.

(iii)	The number of Non-Transparent Shares of a Fund constituting a Creation Unit will be stated in the applicable Fund’s Prospectus;

(iv)	It may only transact directly with the Trust on an in-kind or partial in-kind basis through an AP Representative with respect Purchase or Redemption Orders of Non-Transparent Shares;

(v)	Its appointment of an AP Representative may be revoked by the Trust at any time;

(vi)
It will be liable for all actions of the AP Representative, when acting in its role as agent for the Participant, to the same extent that the Participant would be liable for directly committing that same action under the AP Agreement;

(vii)	It will submit Purchase Orders or Redemption Orders through an order entry system or in such other manner as may be requested by the Fund’s transfer agent;

(viii)
Solely with respect to Orders for the purchase or redemption of Creation Units submitted through the CNS Clearing Process by the Participant, the Trust or its designee, will transmit to NSCC and to the AP Representative, on a confidential basis, the Basket and Cash Amounts and Cash Components, as necessary, with respect to the Purchase Orders and Redemption Orders entered by the Participant for which the Trust and Fund elect to carry out on an in-kind basis. The Participant agrees to be bound by the terms of such instructions issued by the Trust or its designee and reported to the AP Representative and to NSCC, on a confidential basis;

(ix)	Once an Order has been accepted, it will be unconditional and irrevocable by the Participant;

(x)
Dividends and distribution on Deposit securities that are owed to the Participant because the Participant was the owner of such securities immediately prior to the time at which the securities began trading ex-dividend will be delivered to the AP Representative for the Participant’s Confidential Account; and

(xi)
A Fund may, in its sole discretion and in compliance with the ActiveShares® Order, permit or require the substitution of an amount of cash to replace any Deposit Securities. The Participant shall be responsible for any and all expenses and costs incurred by the Fund in connection with a cash-in-lieu election by the Fund.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Annex to the AP Agreement to be executed and delivered as of the day and year written below.
DATED: ____________________
[AP]

By:_________________________________
Name:
Title:

[Trust]

By:_________________________________
Name:
Title:

[Distributor]

By:_________________________________
Name:
Title:
Accepted By:
[Transfer Agent/]

By:_________________________________
Name:
Title: